Exhibit 99.1

Virgin Mobile USA Provides Selected Preliminary Results and Guidance for the

Fourth Quarter and Fiscal Year 2007

FEBRUARY 4, 2008 – Virgin Mobile USA (NYSE:VM), a leading national provider of wireless services with no annual contracts, announced today selected preliminary subscriber information and financial guidance for the fourth quarter and full year 2007. Each of the results reported are preliminary and subject to completion of full audited financial statements for the periods referenced.

In the fourth quarter 2007, the Company expects to report net customer additions of approximately 210,000, bringing the total number of net additions for 2007 to approximately 512,000. Customer additions during the quarter reflect the company’s goal to attract and retain high value customers with positive return on investment. Having just passed its fifth anniversary in 2007, Virgin Mobile USA ended the year with 5,085,886 customers.

The Company expects to report churn of 5.1% for the fourth quarter of 2007, representing a decline of 50 bps from the same period in 2006. Churn for the full year 2007 is expected to be 4.9%, compared to 4.8% for the full year 2006. The Company is updating its guidance for Adjusted EBITDA to $95-$100 million for the full year 2007, representing minimum growth of 98% compared to the full year 2006. Based on preliminary data, the net loss for the full year 2007 is expected to be in the range of ($6)–($3) million.

“We are very pleased with our growth in Adjusted EBITDA for the full year 2007,” stated Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “We believe that sustainable, disciplined customer acquisition will result in higher return on investment and growth over the long term.” Throughout the fourth quarter and holiday season, Virgin Mobile USA made the strategic decision not to participate in the practice of aggressive handset pricing at the $5.99 level. “Our experience tells us that this temporary, aggressive pricing can produce poor customer economics,” added Schulman. “Virgin Mobile has a strong, competitive offer and we are focused on building long-term value for our shareholders.”

Virgin Mobile USA expects to release additional financial results for the fourth quarter and full year 2007 and guidance for the full year 2008 in March 2008.

This press release uses the financial performance metric Adjusted EBITDA, which is not calculated in accordance with generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP financial metric is helpful in understanding its operating performance from period to period and, although not every wireless company defines this metric in the same way, believes that this metric as used by Virgin Mobile USA facilitates comparisons with other wireless communication providers. This metric should not be considered a substitute for any performance metrics determined in accordance with GAAP.

Investor Conference

Virgin Mobile USA will present at the Thomas Weisel Partners’ 2008 Technology, Telecom & Internet Conference today, Monday, February 4, 2008 at the Fairmont Hotel in San Francisco, CA at approximately 2:40 p.m. PST. Investors may listen to the investor conference webcast by logging on to http://www.investorrelations.virginmobileusa.com prior to the start of the presentation. The live webcast will be archived for 30 days after the conference ends. Presentation materials will also be posted on Virgin Mobile USA’s investor relations homepage.

Definition of Terms and Reconciliation to GAAP Financial Measures

The following table reconciles the updated guidance for Adjusted EBITDA presented above to the updated guidance for net income/(loss), which we consider to be the most directly comparable GAAP financial measure. There can be no assurance that the final financial results or reconciliation will not differ materially from this preliminary guidance.

Reconciliation of Full Year Guidance

(Unaudited)

($ millions) Preliminary Unaudited Net Loss	$(6)	$(3)

Add:
Interest Expense	53	54
Minority Interest	6	6
Non-cash operating expenses (1)	42	43

Adjusted EBITDA	$95	$100

(1) Non-cash operating expenses include non-cash compensation expense and depreciation and amortization

Adjusted EBITDA, a non-GAAP measure, is calculated as net (loss)/income plus interest expense, income tax expense, depreciation and amortization, minority interest, non-cash compensation expense, equity issued to a member and debt extinguishment costs. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, non-cash charges relating to depreciation and amortization as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, depreciation and amortization, and minority interest are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results, and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. This exclusion is also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and other internal purposes. We believe that the exclusion of equity issued to a member and debt extinguishment costs in 2006 is appropriate because these charges relate to the debt and equity portions of our capital structure and are not expected to be incurred in future periods. Finally, following the completion of our initial public offering, we have excluded minority interest, as the minority holder of ownership interests in Virgin Mobile USA, LP can exchange them at anytime into shares of our Class A common shares.

We find Adjusted EBITDA to be useful as a measure for understanding the performance of our operations from period to period and, although not every company in the wireless communication industry defines these metrics in precisely the same way that we do, we believe that this metric, as we use it, facilitates comparisons with other wireless communication companies. We use Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our company’s overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. The items we eliminate in calculating Adjusted EBITDA are significant to our business: (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur interest expense related to any outstanding indebtedness, (ii) to the extent that we incur income tax expense it represents a necessary element of our costs and our ability to generate revenue because ongoing revenue generation is expected to result in future income tax expense, (iii) depreciation and amortization are necessary elements of our costs, (iv) non-cash compensation expense is expected to be a recurring component of our costs and we may be able to incur lower cash compensation costs to the extent that we grant non-cash compensation (v) expense related to debt extinguishment represents a necessary element of our costs to the extent we restructure indebtedness and (vi) prior to our initial public offering, minority interest decreased earnings/losses available to our majority partners. Furthermore, any measure that eliminates components of our capital structure and the carrying costs associated with the fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on Adjusted EBITDA as a performance measure and also consider our GAAP results. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

About Virgin Mobile USA, Inc.

Virgin Mobile USA [NYSE: VM] offers more than five million customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts. Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile’s full slate of smart, stylish and affordable handsets, including the Wild Card, Super Slice and Cyclops, are available at top retailers in more than 40,000 locations nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations.

J.D. Power and Associates ranked Virgin Mobile highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 90% satisfaction rate. Virgin Mobile contributes 5% of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless teens, and provides postage-paid return envelopes in every new package for customers to recycle old phones. Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations (financial or otherwise), intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Contact:

Virgin Mobile USA, Inc.

Erica Bolton, Investor Relations

(908) 607-4108

erica.bolton@virginmobileusa.com

Virgin Mobile USA, Inc.

Jayne Wallace, Corporate Communications

(908) 607-4014

jayne.wallace@virginmobileusa.com